EXHIBIT 11


                     CACI INTERNATIONAL INC AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                   Three Months Ended    Six Months Ended
                                      December 31,          December 31,
                                     1998       1997       1998       1997
                                   ------------------    ------------------

Net income                         $ 3,362    $ 2,872    $ 6,501    $ 5,304

Average shares outstanding
  during the period                 10,874     10,755     10,866     10,730

Dilutive effect of stock options
  after application of treasury
  stock method                         323        372        333        371
                                    ------     ------     ------     ------

Average number of shares
  outstanding during the period     11,197     11,127     11,199     11,101
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Basic earnings per share           $  0.31    $  0.27    $  0.60    $  0.49
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Diluted earnings per share         $  0.30    $  0.26    $  0.58    $  0.48
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